Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

STRATEGIC STORAGE GROWTH TRUST, INC. (SSGT) ACQUIRES

INDUSTRIAL FACILITY IN CANADA FOR DEVELOPMENT OPPORTUNITY

This Project will be SSGT’s Second Development in Canada

TORONTO, Ontario (CANADA) – May 20, 2016 – Strategic Storage Growth Trust, Inc. (SSGT), which is sponsored by SmartStop Asset Management, LLC, recently acquired an industrial facility in Ontario, Canada for a development opportunity. The development effort is scheduled to be complete by April 2017.

“This will be the best and newest facility in the area with over 600,000 people in the five mile ring,” said H. Michael Schwartz, SSGT’s chairman and CEO. “We are on target to complete the development of the self storage facility by the 2nd quarter of 2017 with the goal of renting self storage units shortly thereafter.”

This self storage facility will consist of approximately 900 units and approximately 85,000 net rentable square feet. Located at 69 Torbarrie Rd, which faces Highway 400, the four-story facility will sit on approximately 1.46 acres and will offer drive-up and climate controlled units. This new facility will be managed by a subsidiary of SmartStop Asset Management, LLC and re-branded under the SmartStop Self Storage trade name.

“We are excited to offer the local area this Class A, state-of-the-art facility,” said Wayne Johnson SSGT’s Chief Investment Officer (CIO). “Heavy traffic and great visibility coupled with the local market’s dense population should equate to a highly successful project.”

In addition to the 69 Torbarrie facility, SSGT’s Canadian portfolio includes the following:

•	365 Fruitland Rd. in Hamilton, Ontario (780 units; 1st ground-up development project currently under construction).

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 13 operating self storage facilities located in six states comprising approximately 8,460 self storage units and approximately 979,900 net rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 46,300 self storage units and approximately 5.1 million rentable square feet. The company is the asset manager for 73 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of SSGT and Strategic Storage Trust II, Inc. (SST II), a public non-traded REIT focusing on stabilized self storage properties. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. In 2015, key executives at Smartstop Asset Management negotiated the sale of SmartStop Self Storage Inc. (Smartstop), then a fully integrated, self-administered and self-managed self storage company, owning and/or operating 170 self storage properties in 21 states and Toronto, Canada, to Extra Space Storage Inc., the second-largest storage operator in the United States, in a merger transaction with SmartStop having an enterprise value of $1.4 billion.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.